UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2010

LIGAND PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road, Suite 300, La Jolla, California, 92037

(Address of Principal Executive Offices) (Zip Code)

(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Ligand Pharmaceutical Incorporated (“Ligand”) held a special meeting of stockholders on September 9, 2010. Set forth below is a brief description of each matter voted on at the meeting and the final voting results.

Proposal 1. A proposal to approve a series of six separate amendments to Ligand’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of Ligand’s outstanding common stock at exchange ratios of 1-for-5, 1-for-6, 1-for-7, 1-for-8, 1-for-9 and 1-for-10, as determined by the Board of Directors, and a corresponding decrease in the number of authorized shares of Ligand’s common stock on a proportional basis, subject to the Board of Directors’ authority to abandon such amendment. In accordance with the results below, Proposal 1 was approved:

Votes For	Votes Against	Abstentions	Broker Non-Votes
85,059,947	18,651,895	537,115	—

With the approval of Proposal 1, Ligand’s Board of Directors, in its discretion, may elect to amend Ligand’s Amended and Restated Certificate of Incorporation to effect a reverse stock split at one of the approved exchange ratios until the time of Ligand’s 2011 annual meeting of stockholders, or the Board of Directors may determine, in its discretion, not to proceed with any such amendment and reverse stock split. In determining which of the approved exchange ratios to implement, if any, the Board of Directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of Ligand’s common stock;

•	the then prevailing trading price and trading volume of Ligand’s common stock and the anticipated impact of a reverse stock split on the trading market for Ligand’s common stock;

•	Ligand’s ability to continue its listing on the Nasdaq;

•	which of the alternative exchange ratios would result in the greatest overall reduction in Ligand’s administrative costs; and

•	prevailing general market and economic conditions.

Proposal 2. A proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve Proposal No. 1. In accordance with the results below, Proposal 2 was approved.

Votes For	Votes Against	Abstentions	Broker Non-Votes
82,709,992	20,927,999	610,966	—

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: September 10, 2010	By:	/S/ CHARLES S. BERKMAN
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary